Exhibit 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

June 14, 2010

Board of Directors

Cypress Sharpridge Investments, Inc.

65 East 55th Street

New York, New York 10022

Re:	Issuance of up to $750,000,000 of Preferred Stock and Common Stock

Ladies and Gentlemen:

We have served as special counsel to Cypress Sharpridge Investments, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale of preferred stock of the Company, par value $0.01 per share (the “Preferred Stock”), and of common stock of the Company, par value $0.01 per share (the “Common Stock” and, together with the Preferred Stock, the “Shares”), having an aggregate maximum offering price not to exceed $750,000,000. The Shares may be issued and sold from time to time in multiple transactions as set forth in the registration statement on Form S-3, and any amendments thereto (the “Registration Statement”), filed by the Company on the date hereof with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus contained therein and any amendments or supplements thereto.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1. The Registration Statement and the related form of prospectus included therein in the form in which it was filed with the Commission under the Securities Act;

2. The Articles of Amendment and Restatement of the Company’s Articles of Incorporation, as amended, as certified by the State Department of Assessments and Taxation of the state of Maryland (the “SDAT”) on June 10, 2010 and by the Secretary of the Company on the date hereof (the “Charter”);

3. The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof (the “Bylaws”).

Board of Directors

Cypress Sharpridge Investments, Inc.

June 14, 2010

4. The action by unanimous written consent of directors in lieu of meeting (the “Unanimous Written Consent”) adopted by the board of directors (the “Board of Directors”) of the Company on June 11, 2010, relating to, among other things, the registration, issuance and sale of the Shares, as certified by the Secretary of the Company on the date hereof; and

5. The certificate of the SDAT as to the due incorporation, existence and good standing of the Company dated June 9, 2010 (the “Good Standing Certificate”).

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof upon the Company.

As to factual matters, we have relied upon representations included in certificates of officers of the Company and upon certificates of public officials.

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. With respect to the Common Stock, (a) when the terms of the issuance and the sale of the Common Stock have been duly established in conformity with the Charter and the Bylaws and (b) when the Common Stock has been duly issued and sold as contemplated by the Registration Statement, and if all the foregoing actions are taken pursuant to the authority granted by the Board, or a duly authorized committee thereof, and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Company has received full payment therefor in accordance with the authorization of the Board, or a duly authorized committee thereof, the Common Stock will be validly issued, fully paid and non-assessable.

3. With respect to the Preferred Stock, (a) when the terms of the particular series of Preferred Stock and of the issuance and sale of such Preferred Stock have been duly established in conformity with the Charter and the Bylaws, (b) when Articles Supplementary have been duly filed with and accepted for record by the SDAT establishing the relative powers, designations, preferences, rights,

Board of Directors

Cypress Sharpridge Investments, Inc.

June 14, 2010

qualifications, limitations or restrictions of such Preferred Stock, and (c) when the Preferred Stock has been duly issued and sold as contemplated by the Registration Statement, and if all the foregoing actions are taken pursuant to the authority granted by the Board, or a duly authorized committee thereof, and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Company has received full payment therefor in accordance with the authorization of the Board, or a duly authorized committee thereof, the Preferred Stock will be validly issued, fully paid and non-assessable.

In expressing the opinions above, we have assumed that any Common Stock or Preferred Stock will not be issued in violation of Article VII of the Charter, as amended or supplemented as of the date hereof. We also have assumed that, upon issuance, the total number of shares of Common Stock and Preferred Stock issued and outstanding will not exceed the total number of shares of capital stock that the Company has authority to issue under the Charter.

The opinion with respect to incorporation, existence and good standing of the Company in the State of Maryland is based solely on the Good Standing Certificate.

The foregoing opinions are limited to the Maryland General Corporation Law, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the State of Maryland, or any federal or state laws regarding fraudulent transfers or fraudulent conveyances. To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the Maryland General Corporation Law, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof

Board of Directors

Cypress Sharpridge Investments, Inc.

June 14, 2010

and to the use of the name of our firm in the section entitled “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP